Exhibit 99.1

DREAMWORKS ANIMATION REPORTS FIRST QUARTER 2011

FINANCIAL RESULTS

Glendale, California – April 26, 2011 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its first quarter ended March 31, 2011. For the quarter, the Company reported total revenue of $108.0 million and net income of $8.8 million, or $0.10 per share on a fully diluted basis.

“DreamWorks Animation’s first quarter of 2011 was driven primarily by our 2010 films, including Megamind, which had a solid performance following its February 25th release into the home entertainment market,” said Jeffrey Katzenberg, CEO of DreamWorks Animation. “We now look forward to kick-starting the summer movie-going season with Kung Fu Panda 2 on May 26th, as family entertainment – and CG animation in particular – has performed at the top of the box office charts so far this year.”

Megamind, which was released on November 5, 2010, contributed $18.1 million of revenue in the quarter, driven primarily by its domestic home video release. The film reached an estimated 2.9 million home entertainment units sold worldwide through the end of the quarter, net of actual and estimated future returns.

Shrek Forever After, which was released on May 21, 2010, contributed $19.9 million of revenue in the quarter, driven primarily by home entertainment. The film reached an estimated 8.2 million home entertainment units sold worldwide through the end of the quarter, net of actual and estimated future returns.

How to Train Your Dragon, which was released on March 26, 2010, contributed $8.7 million of revenue in the quarter, driven primarily by home entertainment. The film reached an estimated 8.3 million home entertainment units sold worldwide through the end of the quarter, net of actual and estimated future returns.

Kung Fu Panda contributed $12.1 million of revenue to the quarter, primarily from international free television, and Madagascar 2 contributed revenue of $19.1 million, primarily from domestic and international free television.

Library and other items, including non-film businesses, contributed approximately $30.1 million of revenue to the quarter.

Costs of revenue for the quarter equaled $72.0 million. Selling, general and administrative expenses totaled $30.1 million, including approximately $6.7 million of stock-based compensation expense.

The Company’s determination during the current quarter of its ability to claim certain tax deductions related to prior years resulted in a benefit of $4.6 million recorded in our first quarter income statement as a decrease in income tax benefit payable to former stockholder. Combining this benefit with the Company’s income tax provision of $3.7 million resulted in a first quarter net tax benefit of approximately $0.9 million. The Company currently expects that its 2011 combined effective tax rate (its actual tax rate coupled with the effect of our tax sharing agreement with a former stockholder) will be approximately 30%.

The Company also provided an update to its share repurchase program. Year to date, the Company has repurchased approximately 0.9 million shares for $25 million. The Company has $125 million remaining under its current authorization.

The Company’s second quarter and full year results are expected to be driven by Kung Fu Panda 2, which is scheduled to be released on May 26, 2011. Television revenue for Madagascar 2, How to Train Your Dragon and Shrek Forever After is also expected to contribute to the Company’s second quarter results.

Items related to the earnings press release for the first quarter of 2011 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, April 26, 2011, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1074 in the U.S. and (612) 288-0340 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, April 26, 2011. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 198739 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for two consecutive years. In 2010, DreamWorks Animation ranks #6 on the list. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 21 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2011	December 31, 2010
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$86,108	$163,819
Trade accounts receivable, net of allowance for doubtful accounts	28,345	40,136
Income taxes receivable	4,446	310
Receivable from Paramount, net of allowance for doubtful accounts	236,106	242,629
Film and other inventory costs, net	839,842	772,668
Prepaid expenses	29,535	21,795
Other assets	9,832	9,889
Property, plant and equipment, net of accumulated depreciation and amortization	172,116	174,803
Deferred taxes, net	287,500	295,602
Goodwill	34,216	34,216

Total assets	$1,728,046	$1,755,867

Liabilities and Equity
Liabilities:
Accounts payable	$5,183	$3,515
Accrued liabilities	101,454	143,098
Payable to former stockholder	297,100	329,590
Deferred revenue and other advances	70,873	20,793

Total liabilities	474,610	496,996
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 97,453,929 and 97,436,947 shares issued, as of March 31, 2011 and December 31, 2010, respectively	975	975
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 shares issued and outstanding, as of March 31, 2011 and December 31, 2010, respectively	108	108
Additional paid-in capital	990,400	979,177
Retained earnings	975,729	966,935
Less: Class A Treasury common stock, at cost, 24,789,801 and 23,834,081 shares, as of March 31, 2011 and December 31, 2010, respectively	(713,776)	(688,324)

Total stockholders’ equity	1,253,436	1,258,871

Total liabilities and stockholders’ equity	$1,728,046	$1,755,867

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(in thousands, except per share amounts)
Revenues	$108,037	$162,143
Costs of revenues	72,027	106,183

Gross profit	36,010	55,960
Product development	168	185
Selling, general and administrative expenses	30,129	23,510

Operating income	5,713	32,265
Interest income, net	216	59
Other income, net	2,000	2,093
Decrease (increase) in income tax benefit payable to former stockholder	4,589	(8,188)

Income before income taxes	12,518	26,229
Provision for income taxes	3,724	4,560

Net income	$8,794	$21,669

Basic net income per share	$0.10	$0.25
Diluted net income per share	$0.10	$0.24
Shares used in computing net income per share
Basic	84,138	86,838
Diluted	85,157	88,709

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Operating activities
Net income	$8,794	$21,669
Adjustments to reconcile net income to net cash used in operating activities:
Amortization and write-off of film and other inventory costs	54,911	96,875
Stock-based compensation expense	7,021	6,674
Depreciation and amortization	726	629
Revenue earned against deferred revenue and other advances	(3,128)	(29,898)
Deferred taxes, net	8,102	(538)
Changes in operating assets and liabilities:
Trade accounts receivable	11,791	(11,472)
Receivable from Paramount	6,523	36,773
Film and other inventory costs	(111,901)	(116,670)
Prepaid expenses and other assets	(8,470)	(8,963)
Accounts payable and accrued liabilities	(39,876)	(10,597)
Payable to former stockholder	(32,490)	(13,511)
Income taxes payable/receivable, net	(4,136)	4,345
Deferred revenue and other advances	57,941	19,889

Net cash used in operating activities	(44,192)	(4,795)

Investing activities
Purchases of property, plant and equipment	(8,075)	(13,928)

Net cash used in investing activities	(8,075)	(13,928)

Financing activities
Receipts from exercise of stock options	7	7,964
Excess tax benefits from employee equity awards	—	171
Purchase of treasury stock	(25,451)	(2,270)

Net cash (used in) provided by financing activities	(25,444)	5,865

Decrease in cash and cash equivalents	(77,711)	(12,858)
Cash and cash equivalents at beginning of period	163,819	231,245

Cash and cash equivalents at end of period	$86,108	$218,387

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$455	$563

Cash paid during the period for interest, net of amounts capitalized	$120	$149